UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 28, 2007

ENTERTAINMENT DISTRIBUTION COMPANY, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-15761	98-0085742
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

825 8th Avenue, 23rd Floor

New York, New York 10019

(Address of Principal

Executive Offices)

(212) 333-8400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note: The Form 8-K originally filed by the Registrant with the Securities and Exchange Commission on June 13, 2007 is hereby supplemented by this Amendment No. 1 to Current Report on Form 8-K/A.

Item 8.01 Other Events.

During conversations initiated by management with Wisconsin State Investment Fund ("WSIF") relating to their Schedule 13G amendment filed June 11, 2007 indicating no further ownership in the Registrant, WSIF informed the Registrant that the 13G amendment filing was made by WSIF based on internal policy in response to the Registrant's name change and the resulting change in the CUSIP number related to the Registrant's common stock and was not intended to reflect a disposition of its stock in the Registrant. WSIF has further indicated that its ownership position in the Registrant's common stock has not changed materially from its February 12, 2007 Schedule 13G filing and that it will make additional Schedule 13G filings regarding its continued ownership in the Registrant at the appropriate time, based on regulations and its own internal policies.

As a result of these conversations, the Registrant believes it is important to clarify to its stockholders, pending any further filings by WSIF, that, based on WSIF's Form 13F filed for the period ended March 31, 2007, WSIF continues to own approximately 6.48 million shares (or approximately 9.3%) of the Registrant’s common stock. In addition, the Registrant has also revised its calculation of the share base that has changed hands in the past three years utilizing the methodologies outlined in section 382 of the Internal Revenue Code that was previously disclosed on its 8-K filed June 13, 2007. Based on a continued ownership by WSIF of approximately 6.48 million shares and other publicly available share ownership information, the Registrant has calculated that approximately 27% of its share base has changed hands in the past three years utilizing such methodologies, which methodologies and other considerations are more fully explained in the June 13, 2007 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERTAINMENT DISTRIBUTION COMPANY, INC.

Date: June 28, 2007	By:	/s/ Jordan M. Copland
Jordan M. Copland
Executive Vice President and Chief Financial Officer